Exhibit 99.2

THE IBERIAN GROUP INC DISCLOSURE COMMITTEE CHARTER

This Disclosure Committee Charter (the "Charter") has been adopted by the Chief Executive Officer (the "Senior Officer") of The Iberian Group Inc (the "Company"). The Disclosure Committee (the "Committee") shall review and reassess this Charter annually and recommend any proposed changes to the Senior Officer for approval.

Purpose

It is the Company’s policy that all disclosures made by the Company to its security holders or the investment community should be accurate and complete and fairly present the Company’s financial condition and results of operations in all material respects, and should be made on a timely basis as required by applicable laws and stock exchange requirements.

The Committee shall assist the Senior Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company by being responsible for the following tasks, in each case subject to the supervision and oversight of the Senior Officer: Design and establish controls and other procedures (which may include procedures currently used by the Company) that are designed to ensure that (1) information required by the Company to be disclosed to the Securities and Exchange Commission ("SEC") and other written information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and (2) information is accumulated and communicated to management, including the Senior Officer, as appropriate to allow timely decisions regarding such required disclosure ("Disclosure Controls").

Monitor the integrity and effectiveness of the Company’s Disclosure Controls. Draft, review and supervise, as appropriate, the preparation of the Company’s

(i) periodic and current reports, proxy statements, information statements, registration statements and any other information filed with the SEC, (ii) press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other information material to the Company’s security holders, and (iii) correspondence containing financial information broadly disseminated to shareholders (collectively, the "Disclosure Statements") and review disclosure policies for financial information displayed on the Company’s corporate/investor relations website.

Evaluate the effectiveness of the Company’s Disclosure Controls within 90 days prior to the filing of the

Company’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q (collectively, the "periodic reports"). Discuss with the Senior Officer all relevant information with respect to the Committee’s proceedings, the preparation of the Disclosure Statements and the Committee’s evaluation of the effectiveness of the Company’s Disclosure Controls.

Hold a meeting with the Senior Officers prior to the filing with the SEC of each periodic report as to

(i) the Committee’s compliance with its policies and procedures and proper performance of the responsibilities that have been assigned to it and (ii) the Committee’s conclusions resulting from its evaluation of the effectiveness of the Disclosure Controls.

In discharging its duties, the Committee shall have full access to all Company books, records, facilities, and personnel, including the internal auditors.

Organization

The membership of the Committee shall initially consist of the Company’s CEO, and Chief Financial Officer. Such members may be replaced, or new members added, at any time and from time to time by the Senior Officer. Notwithstanding the foregoing, the Senior Officer may at any time assume any or all of the responsibilities of the Disclosure Committee identified in this Charter, including, for example, approving Disclosure Statements when time does not permit the full Committee to meet. The Committee may designate two or more officers, at least one of whom shall be knowledgeable about SEC rules and regulations with respect to disclosure and at least one of whom shall be knowledgeable about financial reporting, who can, acting together, approve Disclosure Statements (other than periodic reports) when time does not permit the full Committee to meet.

One member of the Committee shall be appointed by the Senior Officer as chair. The chair shall be responsible for scheduling and presiding over meetings and preparing agendas. Any question of interpretation of this charter or the Committee’s procedures shall be determined by the Senior Officer or, in their absence from any meeting, the chair.

Promptly after the date hereof, the Committee shall meet with the Senior Officer and submit for approval an initial set of Disclosure Controls, including policies and procedures of this Committee, as well as policies and procedures to test the effectiveness of the Disclosure Controls. The Committee shall meet as frequently as circumstances dictate to
(i)  ensure the accuracy and completeness of the Disclosure Statements and
(ii) evaluate the Disclosure Controls and determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company’s upcoming periodic reports or other Disclosure Statements, taking into account developments since the most recent meeting, including changes in the Company’s organization and business lines and any change in economic or industry conditions.

Other Responsibilities

The Committee shall also have such other responsibilities as the Senior Officer may assign to it from time to time.